UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2017

VIACOM INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32686	20-3515052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Broadway, New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 258-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    On January 6, 2017, Viacom Inc. (“Viacom”) entered into an employment agreement with Robert M. Bakish, reflecting Mr. Bakish’s appointment as Viacom’s President and Chief Executive Officer and election as a member of the Board of Directors of Viacom effective as of December 12, 2016 (the “Employment Agreement”), and a letter agreement with Mr. Bakish relating to certain terms of his annual compensation for 2017 (the “Letter Agreement”). In connection with the Employment Agreement and the Letter Agreement, Mr. Bakish’s previous employment agreements, dated as of October 31, 2016, reflecting his appointments as President and Chief Executive Officer of the Viacom Global Entertainment Group and as Viacom’s Acting President and Chief Executive Officer (the “October 2016 Agreements”), were terminated.

Pursuant to the Employment Agreement and the Letter Agreement, Mr. Bakish will serve as Viacom’s President and Chief Executive Officer through December 31, 2019 on the following material terms:

•	Base Salary. Mr. Bakish’s annual base salary will be $3,000,000 per year, subject to annual merit reviews by the Compensation Committee of the Viacom Board of Directors (the “Compensation Committee”).

•
Annual Performance-Based Cash Bonus.  Mr. Bakish’s target annual cash bonus under Viacom’s Senior Executive Short-Term Incentive Plan (the “SESTIP”) will be $7,000,000, subject to the achievement of performance goals established by the Compensation Committee.  The target bonus amount is subject to annual merit reviews by the Compensation Committee. Mr. Bakish’s cash bonus under the SESTIP for fiscal year 2017 will be reduced by $250,000 to reflect compensation payments previously made to Mr. Bakish under the October 2016 Agreements.

•
Annual Equity Awards.  Mr. Bakish will receive annual grants of equity compensation with a target value of $10,000,000 under Viacom’s Long-Term Management Incentive Plan (the “LTMIP”), comprised of a grant of Performance Share Units (“PSUs”) with a value equal to $5,000,000 on January 1 of each year and a grant of stock options with a Black-Scholes value equal to $5,000,000 on the same day that the Compensation Committee makes its annual grant of equity awards to employees generally. As previously reported, pursuant to the October 2016 Agreements, on November 10, 2016, Mr. Bakish received a grant of equity compensation with a value of $3,250,000 as part of his 2017 LTMIP award, comprised of 40% stock options and 60% restricted share units, pursuant to the October 2016 Agreements. On January 9, 2017, Mr. Bakish received a grant of equity compensation with a value of $6,750,000 representing the balance of his 2017 LTMIP award, comprised of 50% stock options and 50% PSUs.

•
Benefits.  Mr. Bakish will continue to be eligible to participate in Viacom’s retirement and other employee benefit plans for which he qualifies pursuant to the terms of the applicable plan, and he will receive life insurance coverage in the amount of $5 million.

•
Severance.  The maximum amount payable with respect to salary and bonus in the event of Mr. Bakish’s termination without “cause” or resignation for “good reason” will continue to be two times his then current base salary and target bonus. In addition, the vesting of certain unvested equity awards will accelerate in the event of his termination without “cause” or resignation for

“good reason.” Among other things, it will constitute “good reason” if Mr. Bakish is removed from or fails to be re-elected to Viacom’s Board of Directors.

•	Restrictive Covenants. Mr. Bakish will continue to be subject to certain restrictive covenants, such as non-competition and non-solicitation covenants, including following termination of employment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIACOM INC.

By:	/s/ Michael D. Fricklas
	Name:	Michael D. Fricklas
	Title:	Executive Vice President, General Counsel and Secretary

Date: January 11, 2017